Exhibit 10.2

AMENDMENT NO. 1 TO BONITASOFT SOFTWARE LICENSE AND SUPPORT AGREEMENT

This Amendment No. 1 to the Bonitasoft Software License and Support Agreement (this “Amendment”), dated October 10, 2011 (the “Agreement”) between Talend. Inc. (“Talend”) and Bonitasoft, Inc. (“Bonitasoft”) is entered into as or this 12 day of April, 2012 (the “Amendment Effective Date”).

WHEREAS, Talend and Bonitasoft entered into the Agreement for the purpose of the licensing by Bonitasoft to Talend of certain Bonitasoft software products for distribution by Talend on an OEM basis: and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.              Consent to Assignment. Talend is a wholly owned subsidiary of Talend SA, and in order to facilitate the wider distribution of the Bonitasoft software through Talend SA and its subsidiaries and their distribution channels, Talend desires to assign the OEM Agreement, in its entirety and as amended by this Amendment, to Talend SA. Pursuant to Section 20 of the OEM Agreement. Talend hereby requests the consent of Bonitasoft to such assignment, and Bonitasoft hereby consents to the Assignment of the Agreement by Talend to Talend SA.

2.              Bonitasoft OEM Supplement.

(a)         Section 1, General Background: The second and third sentences of Section 1 of the Bonitasoft OEM Supplement to the Agreement are hereby deleted and replaced with the following new sentences:

“In addition, Customer desires to distribute the Bonitasoft Software (i) integrated with Customer products (i.e. using a single, common user interface) and/or services (collectively. “Customer Products”) for delivery to third parties as particularly described in Attachment I hereto (such combination hereinafter called “Customer Solution”) and/or (ii) to Customer end users for existing projects and/or divisions within a given Customer end user that has previously obtained Customer Products solely for use in conjunction with such Customer Products. By this Bonitasoft OEM Supplement (“OEM Supplement”), Bonitasoft authorizes Customer to reproduce the object code of the Bonitasoft Software and to distribute the same to third parties, subject to the terms and conditions of the SLSA and this OEM Supplement.”

(b)         Section 3, Grant of License: Subsection (iv) of Section 3 of the Bonitasoft OEM Supplement to the Agreement is hereby deleted and replaced with the following new Subsection (iv):

“… (iv) distribute the Bonitasoft Software and the associated documentation, through multiple tiers or distribution either (a) as part of the Customer Solution or (b) on a standalone basis to Customer end users for existing projects anal/or divisions within a given End-User that has previously obtained Customer Products solely for use in conjunction with such Customer Products: provided that Bonitasoft shall have the right to consent to any OEM agreement under which the Bonitasoft software will be distributed, at Bonitasoft’s sole discretion.”

In addition, the last sentence of Section 3 of the Bonitasoft OEM Supplement to the Agreement is hereby deleted and replaced with the following four new sentences:

In the event that Customer identifies an opportunity to sell the Bonitasoft Software on a solely stand-alone basis to a party that is not a licensee or a Customer Product. Customer agrees to refer such opportunity to Bonitasoft pursuant to the mutual Referral Agreement between the parties attached as Attachment 3 hereto. Starting January 1st 2013, if Bonitasoft can demonstrate that more than ten percent (10%) in the number of deals or in volume of the cases in which Talend distributes the Bonitasoft Software in accordance with this Agreement over a preceding six (6) month period result in a channel conflict, the parties will. at Bonitasoft’s written request. engage in good-faith discussions about ways in which to mitigate the number of channel conflicts in the future. If the parties are unable to agree on a resolution of the issue within twenty (20) business days of the commencement of such discussions, Bonitasoft may elect to terminate this Agreement upon sixty (60) days written notice to Talend. For purposes of this Section 3, “channel conflict” shall mean where a third party that licenses the Bonitasoft Software from Talend in accordance with the terms of this Agreement is (i) already a Bonitasoft customer or (ii) has been engaged in material discussions with Bonitasoft about becoming a Bonitasoft customer in the one hundred and eighty (180) days immediately prior to the date on which it licenses the Bonitasoft Software from Talend.-

(c)          Section 9, Fees, Records and Reports: The fourth sentence of Section 9 of the Bonitasoft OEM Supplement to the Agreement is hereby deleted.

(d)         Attachment 1. Attachment I to the Bonitasoft OEM Supplement is hereby deleted in its entirety and replaced with the new Attachment 1 that is attached to this Amendment.

(e)          Attachment 2. Attachment 2 to the Bonitasoft OEM Supplement is hereby deleted in its entirety and replaced with the new Attachment 2 that is attached to this Amendment.

3.              Continuing Effect. Except as expressly stated in this Amendment, the Agreement shall remain in full force and effect without modification. In the event of any conflict between the terms and conditions in the Agreement and the terms and conditions in this Amendment, the terms and conditions in this Amendment shall prevail with respect to such inconsistency.

IN WITNESS WHEREOF, the parties intending to be legally bound, and abide by the mutual covenants set forth herein, have executed this Amendment by their duly authorized representatives as of the Amendment Effective Date.

Talend, Inc.		Bonitasoft Incorporated

By:	/s/ Bertrand Diard	By:	/s/ Miguel Valdes Faura

Name:	Bertrand Diard	Name:	Miguel Valdes Faura

Title:	CEO	Title:	CEO

Bonitasoft OEM Agreement

Attachment I

Description of Customer Products and the Customer Solution

The Teamwork and Performance Editions of the Bonitasoft Open Solution Suite will become a private label BPM offering called Talend BPM to be positioned as part of Talend’s Unified Platform offering. The Teamwork and Performance editions will be integrated with Talend Products from version 5.1 and later of Talend Products expected to be released in May 2012.

Bonitasoft OEM Agreement

Attachment 2

Payment Terms and Conditions

Revenue Share

For each copy of Bonitasoft’s Teamwork Subscription Pack (4 Cores) software product and/or Bonitasoft’s Performance Subscription Pack (4 Cores) distributed by Talend to end users under this OEM Supplement, Talend agrees to pay to Bonitasoft an amount equal to fifty percent (50%) of the Net Revenue received by Talend in consideration of a term license to use such Bonitasoft products (“Subscription”) granted by Talend to an applicable end user. For purposes of this Attachment 2, “Net Revenue” means the revenue received by Talend for a Subscription, less taxes.

Talend agrees to automatically send to BonitaSoft information equivalent to end users quote forms. Quote forms will contain the list of products sold, including BonitaSoft products, with the volume, product name, price and discount of the products.

Talend agrees not to discount Bonitasoft products (with discounts to be calculated based on BonitaSoft’s published list price for such products) by more than the percentage discount Talend offers to the same end user for Talend’s own products (with discounts to be calculated based on Talend’s published list price). If Talend is distributing a Bonitasoft product on a standalone basis to an end user that has already obtained Customer Products, Talend agrees not to discount the Bonitasoft products by more than the percentage discount most recently extended by Talend to such end user for the purchase of a Customer Product. Talend agrees to provide to Bonitasoft a report within fifteen (15) days of the end of each calendar quarter demonstrating Talend’s compliance with the foregoing restrictions on discounting the Bonitasoft Software.

Professional Services Discounts to Talend End Users	Bonitasoft agrees to extend to Talend’s end user customers a discount on Bonitasoft’s professional services of twenty five percent (25%) off the applicable, published list price.

Training Services Discounts for End Users	Bonitasoft agrees to extend to Talend’s end user customers a discount on Bonitasoft’s training services of thirty percent (30%) off the applicable, published list price.

Training Pricing and Deliverables	•

Technical training (pre-sales, professional services, support, R&D) will be performed onsite at Talend offices, and Talend will receive a 30% discount for onsite training fees, and will pay T&E at cost for the trainers. It is expected that the courses will be conducted in early Q1’12. Specific scheduling of the training will be developed and agreed between both parties upon execution of this agreement.

	•	Basic technical training will effectively cover the content within Bonitasoft’s Business Process Application Development course.

	•	Advanced technical training will cover the content within Bonitasoft’s Advanced Integration and Administration Training courses.

•

Developer technical training will be a course designed to teach the software developers at Talend what they need to know regarding the product architecture, module structure, integration points, APIs, customization mechanisms, underlying databases/data structures, metadata, etc.

	•	The following table estimates the overall attendee profile and attendance plan for the 3 technical training courses:

	Basic	Advance	Developer
Pre-sales	6-8 attendees	2-3 attendees	—
Professional Services	6-8 attendees	6-8 attendees	—
Technical Support	—	2-3 attendees	—
R&D	—	3-4 attendees	3-4 attendees

Sales Support

On an as needed basis, and for an initial period of 90 days (commencing on January 2, 2012), Bonitasoft will provide to Talend’s prospective customers the required marketing, sales, technical pre-sales activities, and other assistance appropriate in promoting the Products and related maintenance and support. This will include meetings, presentations, demos, and Proof-of-concept work. Talend agrees to pay a one-time partner set up fee of €30,000.00 to fund such activities.

Professional Services

Talend will provide professional services for the Bonitasoft solution sold by Talend and/or by Talend partners that is to be used in conjunction with Talend products. Bonitasoft will provide for a training and certification program to ensure that Talend staff are enabled and certified to successfully deliver these architecture, implementation, and customization services to end-users.

Talend will receive a 30% discount for onsite training fees, and will pay T&E at cost.